Filed Pursuant to Rule 424(b)(3)
Registration No. 333-254547

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS DATED APRIL 14, 2021)

CAPSTONE GREEN ENERGY CORPORATION

$50,000,000

Common Stock

This Prospectus Supplement No. 1 (“Supplement No. 1”) amends and supplements the information in the prospectus (the “ATM Prospectus”) included with Capstone Green Energy Corporation’s (“we”, “us” and “our”) registration statement on Form S-3 (File No. 333-254547), which was filed with the Securities and Exchange Commission (the “Commission”) on March 22, 2021, and declared effective by the Commission on April 14, 2021 (the “Form S-3 Registration Statement”). This Supplement No. 1 should be read in conjunction with and is qualified in its entirety by reference to the ATM Prospectus, except to the extent that the information herein amends or supersedes the information contained therein. This Supplement No. 1 is not complete without and may only be delivered or utilized in connection with the ATM Prospectus and any future amendments or supplements thereto.

We filed the ATM Prospectus on March 22, 2021 to register the offer and sale of shares of our common stock, from time to time under the terms of a sales agreement with H.C. Wainwright & Co., LLC (“Wainwright”), dated June 7, 2018, as amended on each of July 15, 2020 and March 19, 2021 (the “Sales Agreement”). In accordance with the terms of the Sales Agreement and the ATM Prospectus (without giving effect to any offering limit imposed by General Instruction I.B.6 of Form S-3), we may offer and sell shares of our common stock having an aggregate offering price of up to $50,000,000 from time to time through Wainwright, acting as sales agent, in sales deemed to be "at-the-market" equity offerings (including sales made directly on or through the Nasdaq Capital Market or on any other existing trading market for our common stock) (the “ATM Program”). As disclosed in the ATM Prospectus, the ATM Program is subject to the offering limits of General Instruction I.B.6 of Form S-3, to which we are now subject and which restrict the amount of securities we can offer and sell under our Form S-3 Registration Statement in any rolling 12-month period pursuant to such General Instruction to one-third of the aggregate market value of our voting and non-voting common stock held by non-affiliates.

The purpose of this Supplement No. 1 is to suspend our continuous offering under the ATM Program and, after giving effect to such suspension, disclose the maximum dollar amount of securities we are currently eligible to offer and sell pursuant to our Form S-3 Registration Statement in a 12-month period, as limited by General Instruction I.B.6 to Form S-3. This size may later change to the extent that our public float changes or we sell additional securities pursuant to a prospectus to our Form S-3 Registration Statement.

As of the date of the filing of our Annual Report on Form 10-K, we are subject to the limitations imposed by General Instruction I.B.6. As of the date of this Supplement No. 1, the aggregate market value of our outstanding common stock held by non-affiliates, or our public float, was approximately $58,103,064, based on 15,091,705 outstanding shares of common stock held by non-affiliates and a per share price of $3.85, the closing price of our common stock on June 23, 2022, which is the highest closing sale price of our common stock on The Nasdaq Capital Market within the prior 60 days. We have not sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12-calendar month period that ends on and includes the date of this Supplement No. 1, and, as a result, the capacity to sell securities under our Form S-3 Registration Statement pursuant to General Instruction I.B.6 is currently $19,367,688.08.

Investing in our securities involves a high degree of risk. You should read this Supplement No. 1 and the ATM Prospectus, including the documents incorporated by reference therein, carefully before you make your investment decision. See “Risk Factors” of the accompanying prospectus as well as the documents we file with the Securities and Exchange Commission that are incorporated by reference herein for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this Supplement No. 1 or the ATM Prospectus. Any representation to the contrary is a criminal offense.

The date of this Supplement No. 1 is August 18, 2022.